Exhibit 99.1

Contact:	Brett Perryman ir@omam.com (617) 369-7300
OMAM Reports Financial and Operating Results for the Fourth Quarter and Year Ended December 31, 2017
Company Appoints Stephen H. Belgrad as President and Chief Executive Officer

•
U.S. GAAP net loss of $(48.8) million ($(0.45) per share) for the quarter, compared to net income of $25.3 million ($0.21 per share) for the 2016 period, and net income of $4.2 million ($0.04 per share) for the year compared to $126.4 million ($1.05 per share) for full-year 2016

•	Economic net income of $48.7 million ($0.44 per share) for the quarter, up 25.2% compared to the 2016 period, and $180.9 million ($1.62 per share) for the year, up 24.7% compared to the 2016 period

•	AUM of $243.0 billion at December 31, 2017 (reflecting the removal of $32.4 billion of Heitman assets in Q3'17) up 1.1% from December 31, 2016

•	Net client cash flows ("NCCF") for the quarter of $(3.7) billion with an annualized revenue impact of $6.8 million; full year NCCF of $(6.0) billion with an annualized revenue impact of $32.9 million

London - February 1, 2018 - OM Asset Management plc (NYSE: OMAM) today reports its results for the quarter and full year ended December 31, 2017.
“OMAM had a strong finish to the year, posting year-over-year growth in ENI per share of 33% for the quarter and 34% for the year, while our U.S. GAAP earnings were impacted by tax reform in the U.S.” said James J. Ritchie, OMAM’s chairman and interim CEO. “Our Affiliates continue to build on their long-term track records of outperformance, with assets representing 65%, 72% and 83% of revenue finishing the year ahead of benchmarks on a one-, three- and five-year basis, respectively. Although the fourth quarter was challenging from an AUM flow perspective, with net flows of $(3.7) billion, an average fee rate of 57 basis points on gross sales compared to 32 basis points on redemptions drove a positive annualized revenue impact of $6.8 million, continuing a trend which led to an annualized revenue impact of $32.9 million on net flows of $(6.0) billion for the year. While we remained committed to investment spending through collaborative organic growth initiatives, prudent expense management and scale have generated meaningful operating leverage, as our ENI operating margin increased 261 bps, to 38%, in 2017.
“We are also pleased with our progress executing on our growth strategy in 2017. We saw meaningful inflows in multiple Affiliate products that were seeded as part of OMAM’s growth initiatives, including a large ACWI ex-US mandate sourced by our Global Distribution team. In addition, we benefited from our late-2016 acquisition of Landmark Partners, which diversified our business and meaningfully contributed to our earnings growth and margin expansion. We are committed to making additional, accretive investments in high quality boutique asset management firms, and are actively cultivating relationships with a wide range of entrepreneurial firms.
"Finally, we are very pleased to announce the appointment of Steve Belgrad as our President and Chief Executive Officer, effective March 2, 2018. OMAM’s Board of Directors considered a number of highly qualified candidates, and there was unanimous support for Steve. With Steve's appointment, following the completion of Old Mutual's sell-down in the fourth quarter, the Company has stability of ownership, governance, and management, and moves forward into 2018 focused on the continued execution of our growth strategy. In addition, I want to give my sincere thanks to John Rogers, who will be stepping down from the Board after successfully completing the CEO selection process as chair of the Nominating and Governance Committee. John will be replaced on the Board by Barbara Trebbi, a former portfolio manager and co-managing partner at Mercator Asset Management.”

Table 1: Key Performance Metrics (unaudited)
($ in millions, unless otherwise noted)	Three Months Ended December 31,			Twelve Months Ended December 31,
U.S. GAAP Basis	2017	2016	Increase (Decrease)	2017	2016	Increase (Decrease)
Revenue	$249.2	$186.6	33.5%	$887.4	$663.5	33.7%
Pre-tax income from continuing operations attributable to controlling interests	82.5	27.3	202.2%	137.1	161.0	(14.8)%
Net income (loss) attributable to controlling interests	(48.8)	25.3	n/m	4.2	126.4	(96.7)%
Diluted earnings per share $	$(0.45)	$0.21	n/m	$0.04	$1.05	(96.2)%
U.S. GAAP operating margin	11%	16%	(574) bps	8%	23%	(1545) bps

Economic Net Income Basis (Non-GAAP measure used by management)(1)
ENI revenue	$252.3	$189.8	32.9%	$900.7	$678.5	32.7%
Pre-tax economic net income	71.7	50.5	42.0%	251.3	190.7	31.8%
Economic net income	48.7	38.9	25.2%	180.9	145.1	24.7%
ENI diluted earnings per share, $	$0.44	$0.33	33.3%	$1.62	$1.21	33.9%
Adjusted EBITDA	79.4	57.5	38.1%	281.9	208.5	35.2%
ENI operating margin	39%	36%	303 bps	38%	35%	261 bps

Other Operational Information(2)
Assets under management at period end ($ in billions)	$243.0	$240.4	1.1%	$243.0	$240.4	1.1%
Net client cash flows ($ in billions)	(3.7)	1.5	n/m	(6.0)	(1.6)	n/m
Annualized revenue impact of net flows ($ in millions)	6.8	14.6	(53.4)%	32.9	11.0	199.1%
(1) Excludes restructuring charges associated with the CEO transition and the Heitman transaction amounting to $0.8 million for the three months ended December 31, 2017 and $6.3 million for the twelve months ended December 31, 2017, in each case net of taxes. As previously noted, the difference between U.S. GAAP results and ENI increased between 2016 and 2017, primarily as a result of the treatment of the Landmark transaction. Please see Table 7 for additional details.

(2) As previously disclosed, in August OMAM executed a non-binding term sheet to sell its stake in Heitman LLC to Heitman’s management in a transaction that closed on January 5, 2018. Operational information (including AUM and flow data) excludes Heitman for the third and fourth quarters of 2017 (Heitman remains in operational information for the first half of 2017). Actual U.S. GAAP and ENI financial results continue to include Heitman through November 30, 2017.

Please see "Definitions and Additional Notes." Please see Table 7 for a reconciliation of U.S. GAAP net income attributable to controlling interests to economic net income.

Assets Under Management and Flows

In August 2017, the Company agreed in principal to sell its stake in Heitman LLC to Heitman’s management. Pursuant to this term sheet, OMAM entered into a redemption agreement on November 17, 2017. Heitman continued to contribute to the Company’s financial results through November 30, 2017 and the transaction closed on January 5, 2018. The Company has broken the Heitman assets under management ("AUM") and flows out of its AUM reporting as of July 1, 2017, in order to give the reader a better perspective of the ongoing business following the closing of this transaction. Unless specifically noted, flow information in this release includes flows from Heitman for the first half of 2017, but excludes it thereafter, and AUM data at September 30, 2017 and December 31, 2017 excludes the Heitman AUM. For a summary of the Company’s AUM roll-forward, please see Table 2 below.

At December 31, 2017, OMAM’s total AUM, reflecting the removal of $32.4 billion of Heitman AUM as of July 1, 2017, were $243.0 billion, up $7.1 billion, or 3.0%, compared to $235.9 billion at September 30, 2017, and up $2.6 billion, or 1.1%, compared to $240.4 billion at December 31, 2016. The increase in AUM during the three months ended December 31, 2017 reflects net market appreciation of $10.8 billion offset by net outflows of $(3.7) billion.

For the three months ended December 31, 2017, OMAM’s net flows were $(3.7) billion compared to $0.5 billion for the three months ended September 30, 2017 and $1.5 billion for the three months ended December 31, 2016.  Hard asset disposals of $(0.1) billion, $(0.4) billion, and $(0.6) billion are reflected in the net flows for the three months ended December 31, 2017, September 30, 2017 and December 31, 2016, respectively. The net flows in the three months ended December 31, 2017 were impacted primarily by lumpy outflows in sub-advisory funds and the redemption of certain OM plc-related assets following the sale of Old Mutual's equity stake in the business. As of December 31, 2017, OM plc-related assets of $2.6 billion, with a weighted-average fee rate of 26 bps remain in the business. For the three months ended December 31, 2017, the annualized revenue impact of the net flows was $6.8 million, with gross inflows of $7.4 billion during the period into higher fee asset classes yielding approximately 57 bps, versus gross outflows and hard asset disposals in the same period of $(11.1) billion out of asset classes yielding approximately 32 bps.  This compares to annualized revenue impact of net flows of $12.2 million for the three months ended September 30, 2017 and $14.6 million for the three months ended December 31, 2016 (see "Definitions and Additional Notes").

For the twelve months ended December 31, 2017, OMAM’s net flows were $(6.0) billion compared to $(1.6) billion for the twelve months ended December 31, 2016. Net client cash flows before hard asset disposals were $(5.2) billion, compared to $2.3 billion in the prior year. For the twelve months ended December 31, 2017, the annualized revenue impact of the net flows was $32.9 million compared to $11.0 million for the twelve months ended December 31, 2016. Gross inflows of $31.0 billion in the twelve months ended December 31, 2017 yielded an average of approximately 51 bps compared to approximately 42 bps in the year-ago period while gross outflows and hard asset disposals of $(37.0) billion yielded approximately 34 bps in the twelve months ended December 31, 2017 compared to approximately 36 bps in the year-ago period.

Table 2: Assets Under Management Rollforward Summary

($ in billions, unless otherwise noted)	Three Months Ended,			Twelve Months Ended,
	December 31, 2017	September 30, 2017	December 31, 2016	December 31, 2017	December 31, 2016

Beginning AUM	$235.9	$258.8	$234.2	$240.4	$212.4
Acquisition (removal) of Affiliates*	—	(32.4)	—	(32.4)	8.8
Gross inflows	7.4	7.3	9.9	31.0	29.9
Gross outflows	(11.0)	(6.4)	(7.8)	(36.2)	(27.6)
Net flows before hard asset disposals	(3.6)	0.9	2.1	(5.2)	2.3
Hard asset disposals	(0.1)	(0.4)	(0.6)	(0.8)	(3.9)
Net flows	(3.7)	0.5	1.5	(6.0)	(1.6)
Market appreciation	10.8	9.0	4.7	41.0	20.7
Other**	—	—	—	—	0.1
Ending AUM	$243.0	$235.9	$240.4	$243.0	$240.4

Basis points: inflows	56.8	54.2	44.3	51.3	41.9
Basis points: outflows	31.7	40.2	34.8	34.1	36.3
Difference between inflows and outflows	25.1	14.0	9.5	17.2	5.6
Annualized revenue impact of net flows ($ in millions)	$6.8	$12.2	$14.6	$32.9	$11.0
Derived average weighted NCCF ($ in billions)	1.7	3.2	4.0	8.5	3.0
* The Company has removed Heitman from its AUM and cash flow metrics as of the beginning of the third quarter, 2017. Heitman stopped contributing to the Company's financial results as of November 30, 2017, therefore Heitman's December 31, 2017 AUM is not reflected in the table above. Heitman's AUM at November 30, 2017 was $33.3 billion. For the twelve months ended December 31, 2016, $8.8 billion of acquisitions represents the investment in Landmark Partners.

** “Other” in 2016 reflects the standardization of AUM definitions across Affiliates and mandates and the revaluation of certain hard assets. These changes align the definition of AUM with management fees charged to clients.

Please see "Definitions and Additional Notes"

Balance Sheet and Capital Management

Condensed Consolidated Balance Sheets as of December 31, 2017 and December 31, 2016 are provided in Table 3 below.
As of December 31, 2017, the Company had $392.8 million of long-term bonds ($400.0 million face value, net of discount and fees), $0.0 million outstanding on its $350 million credit facility and $33.5 million drawn on a non-recourse seed capital financing facility (see below). Shareholders' equity (attributable to controlling interests) amounted to $75.4 million, which was negatively impacted in the fourth quarter by the Tax Cuts and Jobs Act (the "Tax Act"), which was signed into law on December 22, 2017. See below and "Financial Results - U.S. GAAP" for more details on the financial impact of the Tax Act.

As a result of the enactment of the Tax Act, which reduced the federal corporate tax rate from 35% to 21% effective January 2018, the Company revalued its deferred tax assets and related liabilities as required under U.S. GAAP. Based on currently available information, the Company has reduced its deferred tax assets as of the enactment date of December 22, 2017, resulting in a one-time tax charge of approximately $121 million recorded in the three and twelve months ended December 31, 2017. The reduction in value of the Company’s deferred tax assets is a non-cash charge required by U.S. GAAP and does not impact ENI. In addition, the Company recognized a one-time charge of $1.5 million in December 2017 related to the deemed repatriation of unremitted earnings of foreign subsidiaries. The reduction of the corporate tax rate and other provisions of the Tax Act resulted in a decrease to the Deferred Tax Asset Deed amounts owed by the Company to OM plc.  As a result, a reduction of approximately $52 million was recorded to the Deferred Tax Asset Deed at December 31, 2017, however there remains a possibility for further reductions pending the continued evaluation of the Tax Act's impact on the value of the DTA Deed. The Company entered into the Deferred Tax Asset Deed with OM plc in October 2014 and amended the agreement in June 2016. Under the amended agreement, the Company agreed to make a payment of the net present value of its future tax benefits to OM plc valued as of December 31, 2016. This payment, originally valued at $142.6 million was to be made over three installments on each of June 30, 2017, December 31, 2017 and June 30, 2018. The initial payment of $45.5 million was paid on June 30, 2017; however as a result of the Tax Act, no additional payments have been made pending the continued evaluation of the impact of the Tax Act on the value of the Deferred Tax Asset Deed. The continuation of certain protections provided by OM plc related to the realized tax benefit resulting from the Company's use of deferred tax assets remains unaffected. Additional information on the amended Deferred Tax Asset Deed can be found in the Company’s Current Report on Form 8-K, filed on June 14, 2016.

The impact of the Tax Act on the Company may differ materially from the estimates included herein and may be subject to further adjustments due to clarifications or guidance regarding the Tax Act and actions the Company may take in the future. As such, the Company will continue to evaluate the Tax Act to determine its impact on the Company and whether any further adjustments are warranted.

As of December 31, 2017, the Company’s ratio of third party borrowings to trailing twelve months Adjusted EBITDA was 1.4x, below the Company’s debt to trailing twelve months Adjusted EBITDA target range of 1.75-2.25x. Of the Company's cash and cash equivalents of $186.3 million at December 31, 2017, $114.6 million was held at Affiliates and $71.7 million was available at the Center. Following the closing of the sale of the Company's share of Heitman on January 5, 2018, the Company received $100 million in cash.

Increases in other liabilities at December 31, 2017 reflect revaluation of the fair value of acquisition-related consideration and pre-acquisition employee equity related to Landmark.

On July 17, 2017, the Company entered into a non-recourse seed capital facility collateralized entirely by its seed capital holdings and may borrow up to $65 million, so long as the borrowing does not represent more than 50% of the value of the eligible seed capital collateral. Since this facility is non-recourse to OMAM beyond the seed investments themselves, drawdowns under this facility are excluded from the Company’s third party debt levels for purposes of calculating the Company’s credit ratio covenants under its revolving credit facility. As of December 31, 2017, the Company has total seed holdings of $101.9 million.

Table 3: Condensed Consolidated Balance Sheets

($ in millions)	December 31, 2017		December 31, 2016
Assets
Cash and cash equivalents	$186.3		$101.9
Investment advisory fees receivable	208.3		163.7
Investments(1)	244.4		233.3
Other assets	698.8		759.1
Assets of consolidated Funds(2)	153.9		36.3
Total assets	$1,491.7		$1,294.3

Liabilities and equity
Accounts payable and accrued expenses	$241.0		$178.1
Due to OM plc	59.1		156.3
Non-recourse borrowings	33.5		—
Third party borrowings	392.8		392.3
Other liabilities	583.5		391.3
Liabilities of consolidated Funds(2)	10.5		5.8
Total liabilities	$1,320.4		$1,123.8

Shareholders’ equity	75.4		164.0
Non-controlling interests, including NCI of consolidated Funds(2)	95.9		6.5
Total equity	171.3		170.5
Total liabilities and equity	$1,491.7		$1,294.3

Third party borrowings / trailing twelve months Adjusted EBITDA(3)	1.4	x	1.9	x
(1) Includes investment in Heitman of $53.8 million and $53.6 million at December 31, 2017 and December 31, 2016, respectively.
(2) Consolidated Funds represent certain seed investments and investments purchased from Old Mutual plc.
(3) Excludes non-recourse borrowings.
Please see “Definitions and Additional Notes”

Investment Performance

Table 4 below presents a summary of the Company’s investment performance as of December 31, 2017, September 30, 2017, and December 31, 2016. Performance is shown on a revenue-weighted basis, an equal-weighted basis and an asset-weighted basis. Please see “Definitions and Additional Notes” for further information on the calculation of performance.

Table 4: Investment Performance

(% outperformance vs. benchmark)	Revenue-Weighted
	December 31, 2017	September 30, 2017	December 31, 2016
1-Year	65%	69%	49%
3-Year	72%	67%	55%
5-Year	83%	81%	73%

	Equal-Weighted
	December 31, 2017	September 30, 2017	December 31, 2016
1-Year	59%	62%	53%
3-Year	69%	69%	65%
5-Year	82%	77%	76%

	Asset-Weighted
	December 31, 2017	September 30, 2017	December 31, 2016
1-Year	61%	64%	42%
3-Year	71%	62%	45%
5-Year	74%	73%	61%
Please see “Definitions and Additional Notes”

As of December 31, 2017, assets representing 65%, 72% and 83% of revenue were outperforming benchmarks on a 1-, 3- and 5- year basis, respectively, compared to 69%, 67% and 81% at September 30, 2017; and 49%, 55% and 73% at December 31, 2016. Favorable active management results in 2017 continued to help boost performance significantly compared to the previous year period.  The one-year results declined from the previous quarter due to several international strategies rolling off strong performance; however, the three-year period increased due to the strong returns of a domestic large cap value strategy, and the five-year period benefited from a managed volatility strategy rolling off negative returns.

Financial Results: U.S. GAAP

Table 5 below presents the Company’s U.S. GAAP Statement of Operations. The Company's U.S. GAAP results for the three and twelve months ended December 31, 2017 have been negatively impacted by the Tax Act, as the Company had to write down the value of its deferred tax assets, which resulted in additional income tax expense. This write-down is somewhat offset by a reduction in amounts owed to OM plc under the Deferred Tax Asset Deed which resulted in increased income from continuing operations before taxes. The Company's net income tax expense was $131.3 million for the three months, and $132.8 million for the twelve months, ended December 31, 2017.

For the three months ended December 31, 2017 and 2016, diluted earnings (loss) per share were $(0.45) and $0.21, respectively and net income (loss) attributable to controlling interests was $(48.8) million and $25.3 million, respectively, a decrease of $(74.1) million. U.S. GAAP revenue increased $62.6 million, or 33.5%, from $186.6 million for the three months ended December 31, 2016, to $249.2 million for the three months ended December 31, 2017, primarily reflecting higher bps on higher levels of average assets under management driven by rising markets and sales of alternative products. Operating expenses increased $66.7 million, or 42.7%, from $156.2 million for the three months ended December 31, 2016, to $222.9 million for the three months ended December 31, 2017, primarily due to increases in variable compensation, the revaluation of Affiliate equity and profits interests and higher Affiliate key employee distributions. As it relates to the Landmark transaction, under U.S. GAAP the fair value of both the contingent consideration and the portion of equity not acquired by the Company is recorded as compensation expense over the applicable term because service requirements exist for holders of these units. These units are also revalued each quarter, with any change recorded in that period as an adjustment to compensation expense.

For the twelve months ended December 31, 2017 and 2016, diluted earnings per share were $0.04 and $1.05, respectively, a decrease of (96.2)%, and net income attributable to controlling interests was $4.2 million and $126.4 million, respectively, a decrease of $(122.2) million, or (96.7)%. U.S. GAAP revenue increased $223.9 million, or 33.7%, from $663.5 million for the twelve months ended December 31, 2016, to $887.4 million for the twelve months ended December 31, 2017, primarily as a result of increases in management fees as a result of market appreciation and shifts into higher fee rate products, the Landmark acquisition and higher performance fees.  Operating expenses increased $308.5 million, or 60.7%, from $507.9 million for the twelve months ended December 31, 2016, to $816.4 million for the twelve months ended December 31, 2017, primarily as a result of higher compensation (see Table 6). The increase in compensation and benefits is predominantly due to increases in variable compensation, the revaluation of Affiliate equity and profit interests, and amortization of acquisition-related consideration and pre-acquisition employee equity associated with the Landmark acquisition. The effective tax rate increased to 96.8% for the twelve months ended December 31, 2017 from 25.3% for the twelve months ended December 31, 2016 due to the write-down of the value of the Company's deferred tax asset following passage of the Tax Act.

Table 5: U.S. GAAP Statement of Operations

($ in millions)	Three Months Ended December 31,			Twelve Months Ended December 31,
	2017	2016	Increase (decrease)	2017	2016	Increase (decrease)
Management fees	$233.9	$181.4	28.9%	$858.0	$659.9	30.0%
Performance fees	14.4	4.5	220.0%	26.5	2.6	919.2%
Other revenue	0.6	0.6	—%	1.2	0.9	33.3%
Consolidated Funds’ revenue	0.3	0.1	200.0%	1.7	0.1	n/m
Total revenue	249.2	186.6	33.5%	887.4	663.5	33.7%
Compensation and benefits (see Table 6)	184.4	125.3	47.2%	682.8	397.4	71.8%
General and administrative	32.0	26.6	20.3%	112.9	98.3	14.9%
Amortization of acquired intangibles	1.7	1.6	6.3%	6.6	2.6	153.8%
Depreciation and amortization	3.2	2.5	28.0%	11.7	9.4	24.5%
Consolidated Funds’ expense	1.6	0.2	n/m	2.4	0.2	n/m
Total operating expenses	222.9	156.2	42.7%	816.4	507.9	60.7%
Operating income	26.3	30.4	(13.5)%	71.0	155.6	(54.4)%
Investment income	6.9	3.6	91.7%	27.4	17.2	59.3%
Interest income	0.3	0.1	200.0%	0.8	0.4	100.0%
Interest expense	(6.3)	(5.9)	6.8%	(24.5)	(11.3)	116.8%
Revaluation of DTA deed	51.8	—	n/m	51.8	—	n/m
Net consolidated Funds’ investment gains (losses)	5.6	(1.1)	n/m	15.5	(1.1)	n/m
Income from continuing operations before taxes	84.6	27.1	212.2%	142.0	160.8	(11.7)%
Income tax expense	131.3	7.0	n/m	132.8	40.8	225.5%
Income (loss) from continuing operations	(46.7)	20.1	n/m	9.2	120.0	(92.3)%
Gain (loss) on disposal of discontinued operations, net of tax	—	5.0	(100.0)%	(0.1)	6.2	n/m
Net income (loss)	(46.7)	25.1	n/m	9.1	126.2	(92.8)%
Net income (loss) attributable to non-controlling interests	2.1	(0.2)	n/m	4.9	(0.2)	n/m
Net income (loss) attributable to controlling interests	$(48.8)	$25.3	n/m	$4.2	$126.4	(96.7)%
Earnings per share, basic $	$(0.45)	$0.21	n/m	$0.04	$1.05	(96.2)%
Earnings per share, diluted $	(0.45)	0.21	n/m	0.04	1.05	(96.2)%
Basic shares outstanding (in millions)	109.0	118.2		110.7	119.2
Diluted shares outstanding (in millions)(1)	109.0	118.8		111.4	119.5

U.S. GAAP operating margin	11%	16%	(574) bps	8%	23%	(1545) bps
Pre-tax income from continuing operations attributable to controlling interests	82.5	27.3	202.2%	137.1	161.0	(14.8)%
Net income from continuing operations attributable to controlling interests	(48.8)	20.3	n/m	4.3	120.2	(96.4)%
(1) During periods of net loss diluted shares are the same as basic shares.
Please see "Definitions and Additional Notes"

Table 6: Components of U.S. GAAP Compensation Expense

($ in millions)	Three Months Ended December 31,			Twelve Months Ended December 31,
	2017	2016	Increase (Decrease)	2017	2016	Increase (Decrease)
Fixed compensation and benefits(1)	$45.8	$40.7	12.5%	$172.9	$146.4	18.1%
Sales-based compensation	5.1	3.7	37.8%	18.6	17.2	8.1%
Variable compensation(2)	69.6	48.6	43.2%	252.2	172.7	46.0%
Affiliate key employee distributions	21.8	12.9	69.0%	73.1	41.7	75.3%
Non-cash key employee-owned equity revaluations	24.4	1.7	n/m	95.4	(7.1)	n/m
Acquisition-related consideration and pre-acquisition employee equity(3)	17.7	17.7	—%	70.6	26.5	166.4%
Total U.S. GAAP compensation expense	$184.4	$125.3	47.2%	$682.8	$397.4	71.8%
(1) For the twelve months ended December 31, 2017, $172.4 million of fixed compensation and benefits (of the $172.9 million above) is included within economic net income, which excludes the compensation and benefits associated with the CEO transition costs.

(2) For the twelve months ended December 31, 2017, $243.4 million of variable compensation expense (of the $252.2 million above) is included within economic net income, which excludes the variable compensation associated with the CEO transition costs.

(3) Reflects amortization of contingent consideration and equity owned by employees, both with a service requirement, associated with the Landmark acquisition; revaluation of the Landmark interests is included in “Non-cash key employee-owned equity revaluations” above.

Please see “Definitions and Additional Notes”

Financial Results: Non-GAAP Economic Net Income

For the three months ended December 31, 2017 and 2016, diluted economic net income per share was $0.44 and $0.33, respectively, an increase of 33.3%. For the three months ended December 31, 2017 and 2016, economic net income was $48.7 million and $38.9 million, respectively, an increase of $9.8 million, or 25.2%.

Table 7 reconciles U.S. GAAP to economic net income for the three and twelve months ended December 31, 2017 and 2016. As was expected, the difference between U.S. GAAP net income attributable to controlling interests and economic net income increased between 2016 and 2017. This change was primarily related to the accounting treatment of the service component of the contingent consideration and employee equity in the Landmark transaction, as well as the level of non-cash key employee-owned equity revaluations, as the Affiliates grew their income and the corresponding value of employee equity.

For the three months ended December 31, 2017, compared to the three months ended December 31, 2016, ENI Revenue (see Table 8) increased $62.5 million, or 32.9%, from $189.8 million to $252.3 million, including an increase in management fees from $181.4 million to $233.9 million driven by positive markets and a continued shift into higher fee products. Average assets under management excluding equity accounted Affiliates in those respective periods (see Table 12) increased $34.0 billion, or 16.8%, to $236.8 billion, while the bps yield on these assets rose from 35.6 bps to 39.2 bps due to positive mix shifts related to markets and flows including the impact of higher yielding alternative assets. Performance fee revenue was $14.4 million for the current quarter, compared to $4.5 million in the year-ago quarter. The current quarter performance fees were principally attributable to strong performance from global/non-U.S. equity products. Other income, including equity-accounted Affiliates, includes $2.7 million for Heitman in each of the three months ended December 31, 2017 and 2016, respectively, representing 3.3% and 4.2% of economic net income on an after-tax basis in each respective period. Total ENI operating expenses (see Table 9) increased 15.7% to $84.8 million, from $73.3 million in the prior-year quarter primarily as a result of ongoing investments in the business, however total ENI operating expenses as a percentage of management fee revenue decreased (415) bps from 40.4% to 36.3% as a result of increased scale in the business. Of the $11.5 million increase in operating expense between the three months ended December 31, 2017 and 2016, $5.1 million was due to higher fixed compensation and benefits as a result of new hires, CEO succession and annual cost of living increases and $5.6 million was attributable to increases in general and administrative expense, which rose 18.6% over the 2016 period, reflecting continued investment in the business. Total variable compensation increased 43.2% quarter-over-quarter to $69.6 million, reflecting higher earnings before variable compensation, while the ENI variable compensation ratio (variable compensation as a percentage of ENI earnings before variable compensation) was stable at 41.6%. The sum of operating expense and variable compensation increased $32.5 million, or 26.7% period-over-period, while revenue increased 32.9% over this period, resulting in an increase in OMAM’s ENI operating margin to 38.8% from 35.8%. Included in operating expense and variable compensation in 2017 was $4.6 million related to severance for our former Head of Global Distribution. Affiliate key employee distributions increased 69.0% from the year-ago quarter from $12.9 million to $21.8 million, primarily due to higher ENI operating earnings and the levered structure of distributions at certain Affiliates. The ratio of Affiliate key employee distributions over ENI operating earnings increased from 19.0% to 22.3% due to higher earnings before Affiliate key employee distributions at Affiliates with higher employee ownership and leveraged equity plans which align incentives for growth. Net interest expense was $4.4 million for the three months ended December 31, 2017, compared to net interest expense of $4.5 million in the prior-year period. The difference in net interest expense between U.S. GAAP and economic net income primarily relates to the financing costs of seed capital and co-investments held for the Company's benefit (see Table 21). Tax on economic net income for the three months ended December 31, 2017 and 2016 was $23.0 million and $11.6 million, respectively, an increase of $11.4 million or 98.3%, primarily reflecting higher pre-tax economic net income along with incremental U.K. taxes due to new U.K. tax legislation enacted in the fourth quarter. The Company's effective tax rate was 32.1% in the fourth quarter of 2017 compared to 23.0% in the fourth quarter of 2016 (see Table 23).

For the three months ended December 31, 2017, Adjusted EBITDA was $79.4 million, an increase of 38.1% compared to $57.5 million for the same period in 2016. See Table 22 for a reconciliation of U.S. GAAP net income attributable to controlling interests to EBITDA, Adjusted EBITDA and economic net income.

For the twelve months ended December 31, 2017 and 2016, diluted economic net income per share, was $1.62 and $1.21, respectively, an increase of 33.9%. For the twelve months ended December 31, 2017 and 2016, economic net income was $180.9 million and $145.1 million, respectively, an increase of $35.8 million, or 24.7%.  Results for 2016 reflect the inclusion of Landmark from August 18, while 2017 results reflect ownership of Landmark for the full year.

For the twelve months ended December 31, 2017, compared to the twelve months ended December 31, 2016, ENI Revenue increased $222.2 million or 32.7%, from $678.5 million to $900.7 million, driven by a $198.1 million, or 30.0%, increase in management fees from $659.9 million to $858.0 million. Approximately half of this growth was related to the acquisition of Landmark, which increased both average assets under management and our weighted-average fee rate, with the remainder of the increase attributable to positive markets and asset mix. Average AUM excluding equity-accounted Affiliates increased 17.8% from the twelve months ended December 31, 2016 to $224.8 billion, and the bps yield on these assets rose from 34.6 bps to 38.2 bps primarily due to a greater proportion of AUM coming from global/non-U.S. and alternative products (see Table 12). Landmark contributed approximately 3 bps of this increase, with the remainder occurring as a result of a positive mix shift toward higher fee global/non-U.S. and alternative products due to flow trends and market movements. Performance fee revenue was $26.5 million for the current period, compared to $2.6 million in the year-ago period, reflecting a performance fee earned on an alternative product in the second quarter and strong performance from global/non-U.S. equity in the fourth quarter of 2017. Other income, including equity-accounted Affiliates, includes $12.0 million and $12.6 million for Heitman in the twelve months ended December 31, 2017 and 2016, respectively, representing 4.0% and 5.2% of economic net income on an after-tax basis in each respective period. Total ENI operating expenses (see Table 9) grew 18.5% to $314.1 million, from $265.0 million for the twelve months ended December 31, 2016. Total operating expenses as a percentage of management fee revenue decreased to 36.6% from 40.2% for the twelve months ended December 31, 2016, as management fee growth of 30.0% outpaced the 18.5% increase in operating expenses, partially reflecting efficiencies of scale following the Landmark transaction. Of the $49.1 million increase in operating expense between the twelve months ended December 31, 2016 and 2015, $26.0 million was due to higher fixed compensation and benefits as a result of the Landmark acquisition, new hires, CEO succession and annual cost of living increases. While total variable compensation increased $70.7 million, or 40.9%, period-over-period to $243.4 million, the ENI variable compensation ratio (variable compensation as a percentage of ENI earnings before variable compensation) decreased slightly to 41.5% for the twelve months ended December 31, 2017 compared to 41.8% for the twelve months ended December 31, 2016. The sum of operating expense and variable compensation increased $119.8 million, or 27.4% period-over-period, while revenue increased 32.7% over this period, resulting in an increase in OMAM’s ENI operating margin to 38.1% from 35.5%. Affiliate key employee distributions increased 75.3% period-over-period from $41.7 million to $73.1 million, primarily due to the investment in Landmark, the levered structure of distributions at certain Affiliates and higher ENI operating earnings. The ratio of Affiliate key employee distributions over ENI operating earnings increased from 17.3% to 21.3% due to the effect of the Landmark transaction and the leveraged structure of certain equity plans in a rising profit environment. Net interest expense was $18.8 million for the twelve months ended December 31, 2017, compared to net interest expense of $8.4 million in the prior-year period, with the increase reflecting the July 2016 issuance of $400 million of senior notes. The effective tax rate of 28.0% for the period was higher than the prior year period of 23.9% primarily due to higher pre-tax profits in the U.S. and the change in U.K. tax law enacted in the fourth quarter.

For the twelve months ended December 31, 2017, Adjusted EBITDA was $281.9 million, up 35.2% compared to $208.5 million in 2016. See Table 22 for a reconciliation of U.S. GAAP net income attributable to controlling interests to EBITDA, Adjusted EBITDA and ENI.

Finally, as a result of the enactment of the Tax Act, the Company expects its effective ENI tax rate to decrease from approximately 32% in 2018 to between 23% and 24% and its U.S. aggregate marginal tax rate to decrease from 39% to 26%.

Table 7: Reconciliation of U.S. GAAP Net Income to Economic Net Income

($ in millions)		Three Months Ended December 31,		Twelve Months Ended December 31,
		2017	2016	2017	2016
U.S. GAAP net income attributable to controlling interests		$(48.8)	$25.3	$4.2	$126.4
Adjustments to reflect the economic earnings of the Company:
i.	Non-cash key employee-owned equity and profit interest revaluations	24.4	1.7	95.4	(7.1)
ii.	Amortization of acquired intangible assets, acquisition-related consideration and pre-acquisition employee equity	19.4	19.3	77.2	29.1
iii.	Capital transaction costs	—	0.3	—	6.4
iv.	Seed/Co-investment (gains) losses and financings(1)	(3.9)	1.9	(17.3)	1.4
v.	Tax benefit of goodwill and acquired intangibles deductions	2.0	2.0	8.7	5.0
vi.	Discontinued operations and restructuring(2)	1.3	(5.0)	11.0	(6.2)
vii.	ENI tax normalization(3)	70.9	2.8	68.6	2.1
Tax effect of above adjustments, as applicable(4)		(16.6)	(9.4)	(66.9)	(12.0)
Economic net income		$48.7	$38.9	$180.9	$145.1
(1) See Table 21 for the components of seed capital and co-investment gains and losses, and financing costs.
(2) Included in restructuring in the three months ended December 31, 2017 is $1.0 million related to the Heitman transaction and $0.3 million for CEO recruiting costs. Included in restructuring for the twelve months ended December 31, 2017 is $1.0 million related to the Heitman transaction and $9.8 million related to CEO transition costs, comprised of $0.5 million of fixed compensation and benefits, $8.8 million of variable compensation and $0.5 million of recruiting costs.

(3) Includes $51.8 million in the three and twelve months ended December 31, 2017 related to the revaluation of the deferred tax asset deed with OM plc, offset by the $122.7 million impact of the Tax Act.

(4) Reflects the sum of lines i., ii., iii. and iv. and the restructuring part of vi. multiplied by the 40.2% U.S. statutory tax rate (including state tax).
See Table 18 for a per-share presentation of the above reconciliation
Please see the definition of Economic Net Income within “Definitions and Additional Notes”

The following table identifies the components of ENI revenue:

Table 8: Components of ENI revenue

($ in millions)	Three Months Ended December 31,			Twelve Months Ended December 31,
	2017	2016	Increase (Decrease)	2017	2016	Increase (Decrease)
Management fees	$233.9	$181.4	28.9%	$858.0	$659.9	30.0%
Performance fees	14.4	4.5	220.0%	26.5	2.6	919.2%
Other income, including equity-accounted Affiliates(1)	4.0	3.9	2.6%	16.2	16.0	1.3%
ENI revenue	$252.3	$189.8	32.9%	$900.7	$678.5	32.7%
See Table 19 for a reconciliation from U.S. GAAP revenue to ENI revenue
(1) Heitman represents $2.7 million and $2.7 million for the three months ended December 31, 2017 and 2016, respectively, and $12.0 million and $12.6 million for the twelve months ended December 31, 2017 and 2016, respectively.

Please see “Definitions and Additional Notes”

The following table identifies the components of ENI operating expense:

Table 9: Components of ENI operating expense

($ in millions)	Three Months Ended December 31,			Twelve Months Ended December 31,
	2017	2016	Increase (Decrease)	2017	2016	Increase (Decrease)
Fixed compensation & benefits	$45.8	$40.7	12.5%	$172.4	$146.4	17.8%
General and administrative expenses	35.7	30.1	18.6%	129.9	109.2	19.0%
Depreciation and amortization	3.3	2.5	32.0%	11.8	9.4	25.5%
ENI operating expense	$84.8	$73.3	15.7%	$314.1	$265.0	18.5%
See Table 20 for a reconciliation from U.S. GAAP operating expense to ENI operating expense
Please see “Definitions and Additional Notes”

The following table shows our key non-GAAP operating metrics for the three and twelve months ended December 31, 2017 and 2016. We present these metrics because they are the measures our management uses to evaluate the profitability of our business and are useful to investors because they represent the key drivers and measures of economic performance within our business model. Please see “Definitions and Additional Notes” for an explanation of each ratio and its usefulness in measuring the economics and operating performance of our business.

Table 10: Key ENI operating metrics

($ in millions)	Three Months Ended December 31,			Twelve Months Ended December 31,
	2017	2016	Increase (Decrease)	2017	2016	Increase (Decrease)
Numerator: ENI operating earnings(1)	$97.9	$67.9	44.2%	$343.2	$240.8	42.5%
Denominator: ENI revenue	$252.3	$189.8	32.9%	$900.7	$678.5	32.7%
ENI operating margin	38.8%	35.8%	303 bps	38.1%	35.5%	261 bps

Numerator: ENI operating expense	$84.8	$73.3	15.7%	$314.1	$265.0	18.5%
Denominator: ENI management fee revenue	$233.9	$181.4	28.9%	$858.0	$659.9	30.0%
ENI operating expense ratio	36.3%	40.4%	(415) bps	36.6%	40.2%	(355) bps

Numerator: ENI variable compensation	$69.6	$48.6	43.2%	$243.4	$172.7	40.9%
Denominator: ENI earnings before variable compensation(2)	$167.5	$116.5	43.8%	$586.6	$413.5	41.9%
ENI variable compensation ratio	41.6%	41.7%	(16) bps	41.5%	41.8%	(27) bps

Numerator: ENI Affiliate key employee distributions	$21.8	$12.9	69.0%	$73.1	$41.7	75.3%
Denominator: ENI operating earnings(1)	$97.9	$67.9	44.2%	$343.2	$240.8	42.5%
ENI Affiliate key employee distributions ratio	22.3%	19.0%	327 bps	21.3%	17.3%	398 bps

Numerator: Tax on economic net income	$23.0	$11.6	98.3%	$70.4	$45.6	54.4%
Denominator: Pre-tax economic net income	$71.7	$50.5	42.0%	$251.3	$190.7	31.8%
Economic net income effective tax rate	32.1%	23.0%	911 bps	28.0%	23.9%	410 bps
(1) ENI operating earnings represents ENI earnings before Affiliate key employee distributions and is calculated as ENI revenue, less ENI operating expense, less ENI variable compensation.
(2) ENI earnings before variable compensation is calculated as ENI revenue, less ENI operating expense.
Please see “Definitions and Additional Notes”
Please refer to the Company’s Annual Report on Form 10-K for comparable U.S. GAAP metrics.

Recent Events

On January 30, 2018, the Board of Directors of the Company appointed Stephen H. Belgrad as the Company’s President and Chief Executive Officer, effective as of March 2, 2018 and as a Director of the Company, effective as of January 30, 2018. Before being appointed as the Company’s President, Chief Executive Officer and a Director of the Company, Mr. Belgrad was Executive Vice President, Chief Financial Officer and a member of the Executive Management Team of the Company. Mr. Belgrad has held these positions since the Company’s initial public offering and has held comparable positions with OMAM Inc., where he also acts as director, since 2011. As Chief Financial Officer, Mr. Belgrad was responsible for the Company’s finance, investor relations, legal and IT/operations functions and jointly responsible for corporate development. From 2008 to May 2011, Mr. Belgrad was chief financial officer of HarbourVest Global Private Equity Limited (HVPE), a publicly-traded closed-end investment company. Mr. Belgrad previously was a vice president in the new investments group at Affiliated Managers Group, Inc., a publicly traded global asset management company, and, prior to that, senior vice president and treasurer at Janus Capital Group Inc., a publicly traded investment management firm. He began his career at Morgan Stanley & Co., a global financial services firm, where, over the course of 15 years, he held various positions in investment banking, corporate strategy and Morgan Stanley’s asset management division. Mr. Belgrad received a B.A. in economics from Princeton University and an M.B.A. from Harvard Business School.

On January 30, 2018, John Rogers resigned as a director of the Company effective January 31, 2018 for personal reasons and to pursue other endeavors. Mr. Rogers shall continue to provide assistance to the Board of Directors as a consultant pursuant to terms and conditions as agreed between Mr. Rogers and the Board of Directors.

In connection with Mr. Rogers' resignation, on January 30, 2018, the Board elected Barbara Trebbi, CFA, as a Director of the Company, effective as of January 30, 2018. Ms. Trebbi was a General Partner and co-managing partner at Mercator Asset Management, L.P. (“Mercator”) until 2017. At Mercator, which she joined in 2000, she was a senior member of the investment team, with a focus on international equities, in particular, continental European investments, as well as Asia and other emerging markets. Her clients included a wide range of institutional investors and sub-advisory accounts. Ms. Trebbi started her career in 1988 as an international equity research analyst at Mackenzie Investment Management Inc., and progressed over 12 years to become head of international equities. She has over 30 years of international investment experience. Ms. Trebbi is a Chartered Financial Analyst and a member of the CFA Institute, the Investment Counsel Association of America, and also is a member of the CFA Society of South Florida, where she served as President from 1994 to 1995. She also serves on a number of non-profit boards related to primary, secondary and higher education. She has a Graduate Diploma from the London School of Economics and Political Science and a B.S. degree from the University of Florida.

On January 5, 2018, Heitman LLC completed the previously announced purchase of OMAM’s equity interest in the firm for $110 million in cash ($100 million received upon closing). On an after tax basis, OMAM expects to receive approximately $85.7 million.

2018 Annual General Meeting

The Company will hold its 2018 annual general meeting of shareholders on Tuesday, June 19, 2018 at 101 Park Avenue, New York, NY 10178.  To be considered for inclusion in the proxy statement relating to the Company’s 2018 annual general meeting, the Company must receive shareholder proposals no later than February 15, 2018.  All shareholder proposals should be marked for the attention of the Secretary, OM Asset Management plc, Ground Floor, Millennium Bridge House, 2 Lambeth Hill, London EC4V 4GG, United Kingdom.

Dividend Declaration

The Company's Board of Directors approved a quarterly interim dividend of $0.09 per share payable on March 30, 2018 to shareholders of record as of the close of business on March 16, 2018.

About OMAM

OMAM is a global, multi-boutique asset management company with $243.0 billion of assets under management as of December 31, 2017. Its diverse Affiliates offer leading, alpha generating investment products to investors around the world. OMAM’s partnership approach, which includes equity ownership at the Affiliate level and a profit sharing relationship between OMAM and its Affiliates, aligns the interests of the Company and its Affiliates to work collaboratively in accelerating their growth. OMAM’s business model combines the investment talent, entrepreneurialism, focus and creativity of leading asset management boutiques with the resources and capabilities of a larger firm. For more information about OMAM, please visit the Company’s website at www.omam.com.

 Forward Looking Statements

This press release includes forward-looking statements, as that term is used in the Private Securities Litigation Reform Act of 1995, including information relating to anticipated growth in revenues, margins or earnings, anticipated changes in the Company’s business, anticipated future performance of the Company’s business, the impact of the Landmark acquisition, the anticipated impact of the Tax Cuts and Jobs Act, anticipated future investment performance of the Company’s Affiliates, expected future net cash flows, anticipated expense levels, changes in expense, the expected effects of acquisitions and expectations regarding market conditions.  The words or phrases ‘‘will likely result,’’ ‘‘are expected to,’’ ‘‘will continue,’’ ‘‘is anticipated,’’ ‘‘can be,’’ ‘‘may be,’’ ‘‘aim to,’’ ‘‘may affect,’’ ‘‘may depend,’’ ‘‘intends,’’ ‘‘expects,’’ ‘‘believes,’’ ‘‘estimate,’’ ‘‘project,’’ and other similar expressions are intended to identify such forward-looking statements. Such statements are subject to various known and unknown risks and uncertainties and readers should be cautioned that any forward-looking information provided by or on behalf of the Company is not a guarantee of future performance.

Actual results may differ materially from those in forward-looking information as a result of various factors, some of which are beyond the Company’s control, including but not limited to those discussed above and elsewhere in this press release and in the Company’s most recent Annual Report on Form 10-K, filed with the Securities and Exchange Commission on February 22, 2017, our Current Report on Form 8-K filed with the Securities and Exchange Commission on May 15, 2017, our Quarterly Report on Form 10-Q filed with the Securities and Exchange commission on August 10, 2017 and our Current Report on Form 8-K filed with the Securities and Exchange Commission on November 13, 2017. Due to such risks and uncertainties and other factors, the Company cautions each person receiving such forward-looking information not to place undue reliance on such statements. Further, such forward-looking statements speak only as of the date of this press release and the Company undertakes no obligations to update any forward looking statement to reflect events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events.

Conference Call Dial-in

The Company will hold a conference call and simultaneous webcast to discuss the results at 10:00 a.m. Eastern Time on February 1, 2018. The Company has also released an earnings presentation that will be discussed during the conference call. Please go to http://ir.omam.com to download the presentation. To listen to the call or view the webcast, participants should:

Dial-in:
Toll Free Dial-in Number:            (844) 579-6824
International Dial-in Number:        (763) 488-9145
Conference ID:                9999507
Link to Webcast:
http://event.on24.com/r.htm?e=1564440&s=1&k=0F0827F70DC6BF5AE643617037379C20

Dial-in Replay:
A replay of the call will be available beginning approximately one hour after its conclusion either on OMAM’s website, at http://ir.omam.com or at:
Toll Free Dial-in Number:            (855) 859-2056
International Dial-in Number:        (404) 537-3406
Conference ID:                9999507

Table 11: Assets Under Management Rollforward by Asset Class

($ in billions, unless otherwise noted)	Three Months Ended			Twelve Months Ended
	December 31, 2017	September 30, 2017	December 31, 2016	December 31, 2017	December 31, 2016
U.S. equity
Beginning balance	$80.5	$81.3	$78.5	$82.0	$76.9
Gross inflows	1.5	0.9	2.5	4.9	7.9
Gross outflows	(4.9)	(3.3)	(4.2)	(16.4)	(14.3)
Net flows	(3.4)	(2.4)	(1.7)	(11.5)	(6.4)
Market appreciation	4.1	1.6	5.2	10.7	11.0
Other	—	—	—	—	0.5
Ending balance	$81.2	$80.5	$82.0	$81.2	$82.0
Average AUM	$80.5	$80.3	$79.4	$81.1	$78.3
Average AUM of consolidated Affiliates	$78.4	$78.4	$77.6	$79.1	$76.5

Global / non-U.S. equity
Beginning balance	$121.3	$112.9	$95.5	$96.4	$84.8
Gross inflows	3.8	4.1	3.9	17.0	14.1
Gross outflows	(5.5)	(2.8)	(2.7)	(16.0)	(9.6)
Net flows	(1.7)	1.3	1.2	1.0	4.5
Market appreciation (depreciation)	6.6	7.1	(0.3)	28.8	6.7
Other	—	—	—	—	0.4
Ending balance	$126.2	$121.3	$96.4	$126.2	$96.4
Average AUM(1)	$123.7	$117.8	$95.1	$113.1	$90.0

Fixed income
Beginning balance	$13.4	$13.2	$14.4	$13.9	$13.8
Gross inflows	0.3	0.3	0.3	1.4	1.2
Gross outflows	(0.4)	(0.2)	(0.3)	(2.7)	(2.1)
Net flows	(0.1)	0.1	—	(1.3)	(0.9)
Market appreciation (depreciation)	0.2	0.1	(0.5)	0.9	1.0
Ending balance	$13.5	$13.4	$13.9	$13.5	$13.9
Average AUM(1)	$13.4	$13.3	$14.0	$13.4	$14.1

Alternatives(2)
Beginning balance	$20.7	$51.4	$45.8	$48.1	$36.9
Acquisition (removal) of Affiliates	—	(32.4)	—	(32.4)	8.8
Gross inflows	1.8	2.0	3.2	7.7	6.7
Gross outflows	(0.2)	(0.1)	(0.6)	(1.1)	(1.6)
Hard asset disposals	(0.1)	(0.4)	(0.6)	(0.8)	(3.9)
Net flows	1.5	1.5	2.0	5.8	1.2
Market appreciation (depreciation)	(0.1)	0.2	0.3	0.6	2.0
Other	—	—	—	—	(0.8)
Ending balance	$22.1	$20.7	$48.1	$22.1	$48.1
Average AUM	$21.3	$19.6	$46.7	$33.7	$40.7
Average AUM of consolidated Affiliates	$21.3	$19.6	$16.1	$19.2	$10.2

Total(2)
Beginning balance	$235.9	$258.8	$234.2	$240.4	$212.4
Acquisition (removal) of Affiliates	—	(32.4)	—	(32.4)	8.8
Gross inflows	7.4	7.3	9.9	31.0	29.9
Gross outflows	(11.0)	(6.4)	(7.8)	(36.2)	(27.6)
Hard asset disposals	(0.1)	(0.4)	(0.6)	(0.8)	(3.9)
Net flows	(3.7)	0.5	1.5	(6.0)	(1.6)
Market appreciation	10.8	9.0	4.7	41.0	20.7
Other	—	—	—	—	0.1
Ending balance	$243.0	$235.9	$240.4	$243.0	$240.4
Average AUM	$238.9	$231.0	$235.2	$241.3	$223.1
Average AUM of consolidated Affiliates	$236.8	$229.1	$202.8	$224.8	$190.8

Basis points: inflows(2)	56.8	54.2	44.3	51.3	41.9
Basis points: outflows(2)	31.7	40.2	34.8	34.1	36.3
Annualized revenue impact of net flows (in millions)	$6.8	$12.2	$14.6	$32.9	$11.0
Derived average weighted NCCF	1.7	3.2	4.0	8.5	3.0
(1) Average AUM equals average AUM of consolidated Affiliates.
(2) Reflects removal of Heitman in Q3’17.
Please see "Definitions and Additional Notes"

Table 12: Management Fee Revenue and Average Fee Rates on Assets Under Management

($ in millions, except AUM data in billions)	Three Months Ended						Twelve Months Ended
	December 31, 2017		September 30, 2017		December 31, 2016		December 31, 2017		December 31, 2016
	Revenue	Basis Pts	Revenue	Basis Pts	Revenue	Basis Pts	Revenue	Basis Pts	Revenue	Basis Pts
U.S. equity	$48.0	24	$47.2	24	$48.0	25	$192.9	24	$187.7	25
Global / non-U.S. equity	126.3	41	121.5	41	97.1	41	465.6	41	374.1	42
Fixed income	7.0	21	6.9	21	7.2	20	27.8	21	29.1	21
Alternatives	52.6	98	46.1	93	29.1	72	171.7	89	69.0	67
Management fee revenue	$233.9	39.2	$221.7	38.4	$181.4	35.6	$858.0	38.2	$659.9	34.6
Average AUM excluding equity- accounted Affiliates	$236.8		$229.1		$202.8		$224.8		$190.8
Average AUM including equity-accounted Affiliates and weighted average fee rate(1)	$238.9	39.3	$231.0	38.6	$235.2	36.1	$241.3	38.2	$223.1	35.4
(1) Excludes Heitman as of the beginning of the third quarter, 2017.
Amounts shown exclude equity-accounted Affiliates unless otherwise noted.
Please see "Definitions and Additional Notes"

Table 13: Assets Under Management by Strategy

($ in billions)	December 31, 2017	September 30, 2017	December 31, 2016
U.S. equity, small/smid cap value	$7.6	$7.6	$7.9
U.S. equity, mid cap value	13.0	12.7	11.3
U.S. equity, large cap value	57.8	57.0	59.2
U.S. equity, core/blend	2.8	3.2	3.6
Total U.S. equity	81.2	80.5	82.0
Global equity	40.3	38.7	32.3
International equity	55.5	54.6	42.5
Emerging markets equity	30.4	28.0	21.6
Total global/non-U.S. equity	126.2	121.3	96.4
Fixed income	13.5	13.4	13.9
Alternatives(1)	22.1	20.7	48.1
Total assets under management	$243.0	$235.9	$240.4
(1) Reported AUM as of September 30, 2017 and December 31, 2017 which removes Heitman. Heitman stopped contributing to the Company's financial results as of November 30, 2017, therefore Heitman's December 31, 2017 AUM is not reflected in the table above. Heitman's AUM at November 30, 2017 was $33.3 billion.

Please see "Definitions and Additional Notes"

Table 14: Assets Under Management by Affiliate

($ in billions)	December 31, 2017	September 30, 2017	December 31, 2016
Acadian Asset Management	$97.7	$92.8	$75.0
Barrow, Hanley, Mewhinney & Strauss	91.7	92.4	92.3
Campbell Global	5.3	5.2	5.2
Copper Rock Capital Partners	6.4	6.0	5.1
Investment Counselors of Maryland(1)	2.1	2.0	2.0
Landmark Partners	14.8	13.4	9.7
Thompson, Siegel & Walmsley	25.0	24.1	19.9
Total assets under management excluding Heitman(2)	243.0	235.9	209.2
Heitman(1)	—	32.3	31.2
Total assets under management	$243.0	$268.2	$240.4
(1) Equity-accounted Affiliates. The Company has removed Heitman from its AUM and cash flow metrics as of the beginning of the third quarter, 2017.
(2) Reported AUM as of September 30, 2017 and December 31, 2017 which removes Heitman. Heitman stopped contributing to the Company's financial results as of November 30, 2017, therefore Heitman's December 31, 2017 AUM is not reflected in the table above. Heitman's AUM at November 30, 2017 was $33.3 billion.

Please see “Definitions and Additional Notes”

Table 15: Assets Under Management by Client Type

($ in billions)	December 31, 2017		September 30, 2017		December 31, 2016
	AUM	% of total	AUM	% of total	AUM	% of total
Sub-advisory	$80.1	33.0%	$79.4	33.7%	$75.9	31.6%
Corporate / Union	45.1	18.5%	44.0	18.7%	48.2	20.0%
Public / Government	70.2	28.9%	66.9	28.4%	78.8	32.8%
Endowment / Foundation	4.9	2.0%	4.8	2.0%	4.8	2.0%
Old Mutual Group	2.6	1.1%	3.6	1.5%	3.5	1.5%
Commingled Trust/UCITS	29.1	12.0%	26.4	11.2%	18.8	7.8%
Mutual Fund	2.0	0.8%	2.0	0.8%	1.8	0.7%
Other	9.0	3.7%	8.8	3.7%	8.6	3.6%
Total assets under management	$243.0		$235.9		$240.4
Please see "Definitions and Additional Notes"

Table 16: AUM by Client Location

($ in billions)	December 31, 2017		September 30, 2017		December 31, 2016
	AUM	% of total	AUM	% of total	AUM	% of total
U.S.	$190.1	78.2%	$185.7	78.7%	$191.6	79.7%
Europe	19.5	8.0%	18.7	7.9%	16.8	7.0%
Asia	10.4	4.3%	9.9	4.2%	12.5	5.2%
Middle East	0.2	0.1%	0.2	0.1%	0.1	—%
Australia	8.8	3.6%	8.2	3.5%	7.8	3.3%
Other	14.0	5.8%	13.2	5.6%	11.6	4.8%
Total assets under management	$243.0		$235.9		$240.4
Please see "Definitions and Additional Notes"

Table 17: AUM NCCF, Annualized Revenue Impact of NCCF, Fee Rates and Derived Average Weighted NCCF

			AUM NCCF ($ billions)	Annualized Revenue Impact of NCCF ($ millions)	Weighted Average Fee Rate on Total Average AUM (bps)	Derived Average Weighted NCCF ($ billions)
2015	Q1		(0.2)	11.3	34.0	3.3
	Q2		0.8	13.5	34.3	3.9
	Q3		(2.5)	0.7	34.5	0.2
	Q4		(3.2)	(6.6)	34.7	(1.9)
2016	Q1		2.4	7.3	34.7	2.1
	Q2		(2.9)	(3.4)	35.0	(1)
	Q3		(2.6)	(7.5)	35.7	(2.1)
	Q4		1.5	14.6	36.1	4.0
2017	Q1		(2.5)	0.8	37.7	0.2
	Q2		(0.3)	13.1	38.1	3.4
	Q3	(1)	0.5	12.2	38.6	3.2
	Q4	(1)	(3.7)	6.8	39.3	1.7
(1) Reflects removal of Heitman.
Please see "Definitions and Additional Notes"

Table 18: Reconciliation of per-share U.S. GAAP Net Income to Economic Net Income

($ in millions)		Three Months Ended December 31,		Twelve Months Ended December 31,
		2017	2016	2017	2016
U.S. GAAP net income per share		$(0.45)	$0.21	$0.04	$1.05
Adjustments to reflect the economic earnings of the Company:
i.	Non-cash key employee-owned equity and profit interest revaluations	0.22	0.01	0.86	(0.06)
ii.	Amortization of acquired intangible assets, acquisition-related consideration and pre-acquisition employee equity	0.18	0.17	0.69	0.25
iii.	Capital transaction costs	—	—	—	0.05
iv.	Seed/Co-investment (gains) losses and financing	(0.04)	0.02	(0.16)	0.01
v.	Tax benefit of goodwill and acquired intangibles deductions	0.02	0.02	0.08	0.04
vi.	Discontinued operations and restructuring	0.01	(0.04)	0.10	(0.05)
vii.	ENI tax normalization	0.65	0.02	0.61	0.02
Tax effect of above adjustments, as applicable		(0.15)	(0.08)	(0.60)	(0.10)
Economic net income per share		$0.44	$0.33	$1.62	$1.21
U.S. GAAP diluted shares outstanding(1)		109.0	118.8	111.4	119.5
ENI diluted shares outstanding(2)		109.9	118.8	111.4	119.5
(1) During periods of net loss diluted shares are the same as basic shares.
(2) In calculating economic net income diluted shares outstanding in periods with a U.S. GAAP net loss, we included the weighted-average of participating ordinary shares, consisting of restricted stock units.

Please see “Definitions and Additional Notes”

Table 19: Reconciliation of U.S. GAAP revenue to ENI revenue

($ in millions)	Three Months Ended December 31,		Twelve Months Ended December 31,
	2017	2016	2017	2016
U.S. GAAP revenue	$249.2	$186.6	$887.4	$663.5
Include investment return on equity-accounted Affiliates(1)	3.3	3.3	14.5	15.1
Exclude revenue from consolidated Funds	(0.3)	(0.1)	(1.7)	(0.1)
Other	0.1	—	0.5	—
ENI revenue	$252.3	$189.8	$900.7	$678.5
(1) Includes $2.7 million and $12.0 million related to Heitman for the three and twelve months ended December 31, 2017, respectively, and $2.7 million and $12.6 million for the three and twelve months ended December 31, 2016, respectively.

Please see “Definitions and Additional Notes”

Table 20: Reconciliation of U.S. GAAP operating expense to ENI operating expense

($ in millions)	Three Months Ended December 31,		Twelve Months Ended December 31,
	2017	2016	2017	2016
U.S. GAAP operating expense	$222.9	$156.2	$816.4	$507.9
Less: items excluded from ENI
Acquisition-related consideration and pre-acquisition employee equity(1)	(17.7)	(17.7)	(70.6)	(26.5)
Non-cash Affiliate key employee equity and profit interest revaluations	(24.4)	(1.7)	(95.4)	7.1
Amortization of acquired intangible assets	(1.7)	(1.6)	(6.6)	(2.6)
Capital transaction costs	—	(0.3)	—	(6.4)
Restructuring costs(2)	(1.3)	—	(10.8)	—
Other items excluded from ENI(2)	—	0.1	—	0.1
Funds' operating expenses	(1.6)	(0.2)	(2.4)	(0.2)
Less: items segregated out of U.S. GAAP operating expense
Variable compensation(3)	(69.6)	(48.6)	(243.4)	(172.7)
Affiliate key employee distributions	(21.8)	(12.9)	(73.1)	(41.7)
ENI operating expense	$84.8	$73.3	$314.1	$265.0
(1) Reflects amortization of contingent consideration and equity owned by employees, both with a service requirement, associated with the Landmark acquisition; revaluation of the Landmark interests is included in “Non-cash key employee-owned equity and profit interest revaluations” above.

(2) Included in restructuring in the three months ended December 31, 2017 is $1.0 million related to the Heitman transaction and $0.3 million for CEO recruiting costs. Included in restructuring for the twelve months ended December 31, 2017 is $1.0 million related to the Heitman transaction and $9.8 million related to CEO transition costs, comprised of $0.5 million of fixed compensation and benefits, $8.8 million of variable compensation and $0.5 million of recruiting costs.

Please see “Definitions and Additional Notes”

Table 21: Components of seed/co-investment (gains) losses and financing

($ in millions)	Three Months Ended December 31,		Twelve Months Ended December 31,
	2017	2016	2017	2016
Seed/Co-investment gains (losses)	$5.6	$(0.7)	$22.2	$1.1
Financing costs:
Seed/Co-investment average balance	116.0	91.2	88.9	64.4
Blended interest rate(1)	5.5%	6.2%	5.5%	3.9%
Financing costs	(1.7)	(1.2)	(4.9)	(2.5)
Net seed/co-investment gains (losses) and financing	$3.9	$(1.9)	$17.3	$(1.4)
(1) Prior to the July 2016 bond issuances, the blended interest rate was based on the Company’s interest rate on its revolving credit facility. Subsequent to the 2016 bond issuance and the establishment of OMAM’s non-recourse seed capital facility in July 2017, the blended rate is based first on the interest rate paid on the Company’s non-recourse seed capital facility up to the average amount drawn, and thereafter on the weighted average rate of the long-term debt.

Please see “Definitions and Additional Notes”

Table 22: Reconciliation of Net Income to EBITDA, Adjusted EBITDA and Economic Net Income

($ in millions)	Three Months Ended December 31,		Twelve Months Ended December 31,
	2017	2016	2017	2016
Net income attributable to controlling interests	$(48.8)	$25.3	$4.2	$126.4
Net interest expense	6.0	5.7	23.7	10.8
Income tax expense (including tax expenses related to the non-recurring performance fee and discontinued operations)	131.2	9.3	132.7	44.8
Depreciation and amortization (including intangible assets)	4.9	4.1	18.3	12.0
EBITDA	$93.3	$44.4	$178.9	$194.0
Non-cash compensation costs associated with revaluation of Affiliate key employee-owned equity and profit-sharing interests	24.4	1.7	95.4	(7.1)
Amortization of acquisition-related consideration and pre-acquisition employee equity	17.7	17.7	70.6	26.5
EBITDA of discontinued operations	—	(7.3)	0.2	(10.2)
(Gain) loss on seed and co-investments	(5.6)	0.7	(22.2)	(1.1)
Deferred tax asset deed revaluation	(51.8)	—	(51.8)	—
Restructuring costs	1.3	—	10.8	—
Capital transaction costs	—	0.3	—	6.4
Other	0.1	—	—	—
Adjusted EBITDA	$79.4	$57.5	$281.9	$208.5
Net interest expense to third parties	(4.4)	(4.5)	(18.8)	(8.4)
Depreciation and amortization	(3.3)	(2.5)	(11.8)	(9.4)
Tax on economic net income	(23.0)	(11.6)	(70.4)	(45.6)
Economic net income	$48.7	$38.9	$180.9	$145.1
Please see “Definitions and Additional Notes”

Table 23: Calculation of ENI Effective Tax Rate

($ in millions)	Three Months Ended December 31,		Twelve Months Ended December 31,
	2017	2016	2017	2016
Pre-tax economic net income(1)	$71.7	$50.5	$251.3	$190.7
Intercompany interest expense deductible for U.S. tax purposes	(19.8)	(19.7)	(78.4)	(74.0)
Taxable economic net income	51.9	30.8	172.9	116.7
Taxes at the U.S. federal and state statutory rates(2)	(20.9)	(12.4)	(69.5)	(46.9)
Other reconciling tax adjustments(3)	(2.1)	0.8	(0.9)	1.3
Tax on economic net income	(23.0)	(11.6)	(70.4)	(45.6)
Add back intercompany interest expense previously excluded	19.8	19.7	78.4	74.0
Economic net income	$48.7	$38.9	$180.9	$145.1
Economic net income effective tax rate(4)	32.1%	23.0%	28.0%	23.9%
(1) Pre-tax economic net income is shown before intercompany interest and tax expenses.
(2) Taxed at U.S. Federal and State statutory rate of 40.2%.
(3) For the three months ended December 31, 2017, the tax adjustment includes approximately $3 million related to newly enacted U.K. Taxes.
(4) The economic net income effective tax rate is calculated by dividing the tax on economic net income by pre-tax economic net income.
Please see “Definitions and Additional Notes”

Definitions and Additional Notes

References to “OMAM” or the “Company” refer to OM Asset Management plc; references to “OM plc” refer to Old Mutual plc, the Company's former parent; references to the "Center" refer to the holding company excluding the Affiliates; references to "Landmark" refer to Landmark Partners, LLC, acquired by the Company in August 2016. OMAM operates its business through seven boutique asset management firms (the “Affiliates”). OMAM's distribution activities are conducted in various jurisdictions through affiliated companies in accordance with local regulatory requirements.

Economic Net Income

The Company uses a non-GAAP performance measure referred to as economic net income (“ENI”) to represent its view of the underlying economic earnings of the business. ENI is used to make resource allocation decisions, determine appropriate levels of investment or dividend payout, manage balance sheet leverage, determine Affiliate variable compensation and equity distributions, and incentivize management. The Company’s ENI adjustments to U.S. GAAP include both reclassifications of U.S. GAAP revenue and expense items, as well as adjustments to U.S. GAAP results, primarily to exclude non-cash, non-economic expenses, or to reflect cash benefits not recognized under U.S. GAAP.

The Company re-categorizes certain line items on the income statement to:

•	exclude the effect of Fund consolidation by removing the portion of Fund revenues, expenses and investment return which is not attributable to its shareholders;

•	include within management fee revenue any fees paid to Affiliates by Consolidated Funds, which are viewed as investment income under U.S. GAAP;

•	include the Company’s share of earnings from equity-accounted Affiliates within other income, rather than investment income;

•	treat sales-based compensation as a general and administrative expense, rather than part of fixed compensation and benefits;

•	identify separately from operating expenses, variable compensation and Affiliate key employee distributions, which represent Affiliate earnings shared with Affiliate key employees.

The Company also makes the following adjustments to U.S. GAAP results to more closely reflect its economic results by:

i.
excluding non-cash expenses representing changes in the value of Affiliate equity and profit interests held by Affiliate key employees. These ownership interests may in certain circumstances be repurchased by OMAM at a value based on a pre-determined fixed multiple of trailing earnings and as such this value is carried on the Company’s balance sheet as a liability. Non-cash movements in the value of this liability are treated as compensation expense under U.S. GAAP. However, any equity or profit interests repurchased by OMAM can be used to fund a portion of future variable compensation awards, resulting in savings in cash variable compensation that offset the negative cash effect of repurchasing the equity.

ii.
excluding non-cash amortization or impairment expenses related to acquired goodwill and other intangibles as these are non-cash charges that do not result in an outflow of tangible economic benefits from the business. It also excludes the amortization of acquisition-related contingent consideration, as well as the value of employee equity owned pre-acquisition, as occurred as a result of the Landmark transaction, where such items have been included in compensation expense as a result of ongoing service requirements for certain employees. Please note that the revaluations related to these acquisition-related items are included in (i) above.

iii.
excluding capital transaction costs, including the costs of raising debt or equity, gains or losses realized as a result of redeeming debt or equity and direct incremental costs associated with acquisitions of businesses or assets.

iv.
excluding seed capital and co-investment gains, losses and related financing costs. The net returns on these investments are considered and presented separately from ENI because ENI is primarily a measure of the Company's earnings from managing client assets, which therefore differs from earnings generated by its investments in Affiliate products, which can be variable from period to period.

v.	including cash tax benefits associated with deductions allowed for acquired intangibles and goodwill that may not be recognized or have timing differences compared to U.S. GAAP.

vi.
excluding the results of discontinued operations attributable to controlling interests since they are not part of the Company’s ongoing business, and restructuring costs incurred in continuing operations which represent an exit from a distinct product or line of business.

vii.
excluding deferred tax resulting from changes in tax law and expiration of statutes, adjustments for uncertain tax positions, deferred tax attributable to intangible assets and other unusual items not related to current operating results to reflect ENI tax normalization.

The Company adjusts its income tax expense to reflect any tax impact of its ENI adjustments.  Please see Table 7 for a reconciliation of net income attributable to controlling interests to economic net income.

Adjusted EBITDA

Adjusted EBITDA is defined as economic net income before interest, income taxes, depreciation and amortization. The Company notes that its calculation of Adjusted EBITDA may not be consistent with Adjusted EBITDA as calculated by other companies. The Company believes Adjusted EBITDA is a useful liquidity metric because it indicates the Company’s ability to make further investments in its business, service debt and meet working capital requirements. Please see Table 22 for a reconciliation of economic net income to Adjusted EBITDA.

Methodologies for calculating investment performance(1):

Revenue-weighted investment performance measures the percentage of management fee revenue generated by Affiliate strategies which are beating benchmarks. It calculates each strategy’s percentage weight by taking its estimated composite revenue over total composite revenues in each period, then sums the total percentage of revenue for strategies outperforming.

Equal-weighted investment performance measures the percentage of Affiliates’ scale strategies (defined as strategies with greater than $100 million of AUM) beating benchmarks. Each outperforming strategy over $100 million has the same weight; the calculation sums the number of strategies outperforming relative to the total number of composites over $100 million.

Asset-weighted investment performance measures the percentage of AUM in strategies beating benchmarks.  It calculates each strategy’s percentage weight by taking its composite AUM over total composite AUM in each period, then sums the total percentage of AUM for strategies outperforming.
 ______________________
(1) Barrow Hanley’s Windsor II Large Cap Value account AUM and return are separated from Barrow Hanley’s Large Cap Value composite in revenue-weighted, equal-weighted and asset-weighted outperformance percentage calculations.

ENI Operating Earnings

ENI operating earnings represents ENI earnings before Affiliate key employee distributions and is calculated as ENI revenue, less ENI operating expense, less ENI variable compensation. It differs from economic net income because it does not include the effects of Affiliate key employee distributions, net interest expense or income tax expense.

ENI Operating Margin

The ENI operating margin, which is calculated before Affiliate key employee distributions, is used by management and is useful to investors to evaluate the overall operating margin of the business without regard to our various ownership levels at each of the Affiliates. ENI operating margin is a non-GAAP efficiency measure, calculated based on ENI operating earnings divided by ENI revenue. The ENI operating margin is most comparable to our U.S. GAAP operating margin.

ENI management fee revenue

ENI Management fee revenue corresponds to U.S. GAAP management fee revenue.

ENI operating expense ratio

The ENI operating expense ratio is used by management and is useful to investors to evaluate the level of operating expense as measured against our recurring management fee revenue. We have provided this ratio since many operating expenses, including fixed compensation & benefits and general and administrative expense, are generally linked to the overall size of the business. We track this ratio as a key measure of scale economies at OMAM because in our profit sharing economic model, scale benefits both the Affiliate employees and OMAM shareholders.

ENI earnings before variable compensation

ENI earnings before variable compensation is calculated as ENI revenue, less ENI operating expense.

ENI variable compensation ratio

The ENI variable compensation ratio is calculated as variable compensation divided by ENI earnings before variable compensation. It is used by management and is useful to investors to evaluate consolidated variable compensation as measured against our ENI earnings before variable compensation. Variable compensation is usually awarded based on a contractual percentage of each Affiliate’s ENI earnings before variable compensation and may be paid in the form of cash or non-cash Affiliate equity or profit interests. Center variable compensation includes cash and OMAM equity. Non-cash variable compensation awards typically vest over several years and are recognized as compensation expense over that service period. The variable compensation ratio at each Affiliate will typically be between 25% and 35%.

ENI Affiliate key employee distribution ratio

The Affiliate key employee distribution ratio is calculated as Affiliate key employee distributions divided by ENI operating earnings. The ENI Affiliate key employee distribution ratio is used by management and is useful to investors to evaluate Affiliate key employee distributions as measured against our ENI operating earnings. Affiliate key employee distributions represent the share of Affiliate profits after variable compensation that is attributable to Affiliate key employee equity and profit interests holders, according to their ownership interests. At certain Affiliates, OMUS is entitled to an initial preference over profits after variable compensation, structured such that before a preference threshold is reached, there would be no required key employee distributions, whereas for profits above the threshold the key employee distribution amount would be calculated based on the key employee ownership percentages, which range from approximately 20% to 40% at our consolidated Affiliates.

U.S. GAAP operating margin

U.S. GAAP operating margin equals operating income (loss) from continuing operations divided by total revenue.

Consolidated Funds

Financial information presented in accordance with U.S. GAAP may include the results of consolidated pooled investment vehicles, or Funds, managed by our Affiliates, where it has been determined that these entities are controlled by the Company. Financial results which are “attributable to controlling interests” exclude the impact of Funds to the extent it is not attributable to our shareholders.

Annualized Revenue Impact of Net Flows (NCCF)

Annualized revenue impact of net flows represents the difference between annualized management fees expected to be earned on new accounts and net assets contributed to existing accounts, less the annualized management fees lost on terminated accounts or net assets withdrawn from existing accounts, including equity-accounted Affiliates. Annualized revenue is calculated by multiplying the annual gross fee rate for the relevant account by the net assets gained in the account in the event of a positive flow or the net assets lost in the account in the event of an outflow and is designed to provide investors with a better indication of the potential financial impact of net client cash flows.

Hard asset disposals

Net flows in Table 1, Table 2 and Table 11 include hard asset disposals made by OMAM’s Affiliates.  This category is made up of investment-driven asset dispositions made by Landmark, investing in real estate funds and secondary private equity; Heitman, a real estate manager; or Campbell, a timber manager.

Derived average weighted NCCF

Derived average weighted NCCF reflects the implied NCCF if annualized revenue represents asset flows at the weighted fee rate for OMAM overall (i.e. 39.3 bps in Q4 '17). For example, NCCF annualized revenue impact of $6.8 million divided by the average weighted fee rate of OMAM's overall AUM of 39.3 bps equals the derived average weighted NCCF of $1.7 billion.

n/m

"Not meaningful."